UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 11, 2004

(Date of earliest event reported)

CADMUS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-12954	54-1274108
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

(804) 287-5680

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Item 5.	Other Events and Regulation FD Disclosure.

On June 11, 2004, Cadmus Communications Corporation (“Cadmus” or the “Company”) issued the press release attached hereto as Exhibit 99.1 announcing an extension of its tender offer for its 9 ¾% Senior Subordinated Notes.

On June 15, 2004, Cadmus issued the press release attached hereto as Exhibit 99.2 announcing the completion of the refinancing of the Company’s 9 ¾% Senior Subordinated Notes and issuance of $125 million of 8  3/8% Senior Subordinated Notes.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits:

Exhibit Number	Description

99.1	Press Release dated June 11, 2004, announcing an extension of Cadmus’ tender offer for its 9 ¾% Senior Subordinated Notes.

99.2	Press Release dated June 15, 2004, announcing the completion of the refinancing of the Company’s 9 ¾% Senior Subordinated Notes and issuance of $125 million of 8 3/8% Senior Subordinated Notes.

Statements contained in this report relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this report is provided only as of the date of this report, and we undertake no obligation to update any forward-looking statements made herein.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADMUS COMMUNICATIONS CORPORATION
(Registrant)

By:	/s/ Bruce V. Thomas
Bruce V. Thomas
President and Chief Executive Officer

Date: June 16, 2004

Exhibit Index

Exhibit	Description
99.1	Press Release dated June 11, 2004, announcing an extension of Cadmus’ tender offer for its 9¾% Senior Subordinated Notes.

99.2	Press Release dated June 15, 2004, announcing the completion of the refinancing of the Company’s 9¾% Senior Subordinated Notes and issuance of $125 million of 8 3/8% Senior Subordinated Notes.